UNITED STATES	OMB APPROVAL
SECURITIES AND EXCHANGE COMMISSION	OMB Number: 3235-0060 Expires: January 31, 2008 Estimated average burden hours per response. . 38.0
Washington, D.C. 20549
FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)	May 3, 2006

Bedford Property Investors, Inc.
(Exact name of registrant as specified in its charter)

Maryland	1-12222	68-0306514
(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)

270 Lafayette Circle, Lafayette, California		94549
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code		(925) 283-8910

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 5.01  CHANGES IN CONTROL OF REGISTRANT.

On May 5, 2006, Bedford Property Investors, Inc. (the “Company”) completed its merger with LBA Realty Fund II – WBP I LLC pursuant to the terms of a merger agreement dated February 10, 2006 among Bedford Property Investors, Inc., LBA Realty Fund II – WBP LLC (“Parent”) and LBA Realty Fund II – WBP I LLC (“Merger Sub”). Parent and Merger Sub are affiliates of LBA Realty LLC. The Company survived the merger as a wholly owned subsidiary of LBA Realty Fund II – WBP LLC.

As a result of the merger, all outstanding shares of the Company’s common stock were converted into a right to receive the $27.00 per share in cash. Parent is financing the total purchase price for the canceled shares of Company common stock through a combination of equity and debt financing. LBA Realty Fund II, L.P., another affiliate of LBA Realty LLC, has agreed to provide equity financing and AIG Global Investment Group has also committed to provide debt financing in connection with the acquisition.

On May 5, 2006, we issued a press release announcing the completion of the merger as described above. A copy of the press release is attached hereto as Exhibit 99.01.

ITEM 8.01  OTHER EVENTS.

On May 3, 2006, we issued a press release announcing that the holders of shares of our common stock voted to approve the merger and the merger agreement at a special meeting of our common stockholders held on May 3, 2006. A copy of the press release is attached hereto as Exhibit 99.02.

ITEM 9.01. FINANCIAL STATEMENTS AND EXHIBITS.

(d)  Exhibits.

99.01       Press Release of Bedford Property Investors, Inc., issued May 5, 2006.

99.02       Press Release of Bedford Property Investors, Inc., issued May 3, 2006.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

BEDFORD PROPERTY INVESTORS, INC.

Date: May 5, 2006	By:
/s/ Steven R. Layton
Steven R. Layton
Vice President and Secretary